Exhibit 4.1(i)

FIRST UNITED CORPORATION

ARTICLES OF AMENDMENT AND RESTATEMENT

First United Corporation, a Maryland corporation (hereinafter called the “Corporation”), having its principal office in Garrett County, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

SECTION I. The Corporation desires to completely amend and restate its Charter by striking all paragraphs of the Articles of Incorporation and amendments thereto, and inserting in lieu thereof the following:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is:

FIRST UNITED CORPORATION

SECOND: The purposes for which the Corporation is formed are as follows:

(a)       To exercise all powers of a bank holding company.

(b)       To engage in any lawful act or activities permitted by a corporation organized under the laws of the State of Maryland.

The foregoing enumeration of the purposes, objects and business of the Corporation is made in furtherance, and not in limitation, of the powers conferred upon the Corporation by law, and is not intended, by the mention of any particular purpose, object or business, in any manner to limit or restrict the generality of any other purpose, object or business mentioned, or to limit or restrict any of the powers of the Corporation, and the said Corporation shall enjoy and exercise all of the powers and rights now or hereafter conferred by statute upon corporations. Nothing herein contained shall be deemed to authorize or permit the Corporation to carry on any business or exercise any power or do any act which a corporation formed under the laws of the State of Maryland may not at the time lawfully carry on or do.

THIRD: The post office address of the principal office of the Corporation in this State is 19 South Second Street, Oakland, Maryland 21550-0009. The name and post office address of the resident agent of the Corporation in this State are William B. Grant, 19 South Second Street, Oakland, Maryland 21550-0009. Said resident agent is an individual and a citizen of this State who resides in this State.

FOURTH: The total number of shares of stock which the Corporation has authority to issue is Twenty-Seven Million (27,000,000) shares, consisting of Twenty-Five Million (25,000,000) shares of common stock, $.01 par value per share, and Two Million (2,000,000) shares of preferred stock, without par value. The aggregate value of all authorized shares having a par value is Two Hundred Fifty Thousand Dollars ($250,000).

A description of each class of stock of the Corporation, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, is as follows:

(a)       Common Stock. Subject to the rights of holders of any series of preferred stock established pursuant to paragraph (b) of this Article FOURTH, each share of common stock shall entitle the holder to one vote per share on all matters upon which stockholders are entitled to vote, to receive dividends and other distributions as authorized by the Board of Directors in accordance with the Maryland General Corporation Law (“MGCL”), and to all rights of a stockholder pursuant to the MGCL. The common stock shall have no preference, preemptive, conversion or exchange rights.

Dividends may be declared on the common stock at such time and in such amounts as the Board of Directors may deem advisable; however, any such dividends shall be subject to the rights of any preferred stock outstanding, and any share of common stock shall entitle the holder thereof to one (1) vote in any proceedings in which action shall be taken by stockholders of the Corporation.

(b)       Series Preferred Stock. Shares of Preferred Stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors of the Corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions.

The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following: (i) the number of shares constituting that series and the distinctive designation thereof; (ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates, and the relative rights of priority, if any, of payment of dividends on shares of that series; (iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights; (iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine; (v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; (vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund; (vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and (viii) any other relative rights, preferences and limitations of that series.

The Board of Directors shall have the power from time to time to (i) classify or reclassify, in one or more series, any unissued shares of series preferred stock, and (ii) reclassify any unissued shares of any series of series preferred stock, in either case by setting or changing the number of shares constituting such series and the designation, preferences conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by Maryland law.

FIFTH: The number of Directors of the Corporation shall be not less than three (3) nor more than twenty-five (25). The number of Directors may be increased or decreased in accordance with the Bylaws of the Corporation. The Directors shall be divided into three classes with respect to the time for which they shall hold office. Directors of Class I shall hold office for one year or until the first annual meeting of stockholders following their election; Directors of Class II shall hold office for two years or until the second annual meeting of stockholders following their election; and Directors of Class III shall hold office for three years or until the third annual meeting of stockholders following their election; and in each case until their successors are elected and qualify. At each future annual meeting of stockholders, the successors to the Class of Directors whose term shall expire at that time shall be elected to hold office for a term of three years, so that the term of office of one Class of Directors shall expire in each year. As of the date hereof, the Directors of Class I are David J. Beachy, Donald M. Browning, Rex W. Burton, Paul Cox, Jr., Richard D. Dailey, Jr., and William B. Grant; the Directors of Class II are Maynard G. Grossnickle, Raymond F. Hinkle, Robert W. Kurtz, Andrew E. Mance, Elaine L. McDonald, and Donald E. Moran; the Directors of Class III are Karen F. Myers, I. Robert Rudy, James F. Scarpelli, Sr., Richard G. Stanton, Robert G. Stuck, and Frederick A. Thayer, III.

SIXTH: The following provisions are hereby adopted for the purposes of describing the rights and powers of the Corporation and of the Directors and stockholders:

(a)       The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.

(b)       The Board of Directors of the Corporation may from time to time classify or reclassify any unissued shares of stock of any class or series by setting, fixing, eliminating or altering in any one or more respects the preferences, rights, voting powers, restrictions and qualifications of, dividends on, and redemption, conversion, exchange and other rights of, such shares.

(c)       The Corporation reserves the right, upon authorization by the Board of Directors and requisite approval by the affirmative vote of holders of two-thirds of the outstanding stock, to amend its Charter so that such amendment may alter the contract rights, as expressly set forth in the Charter, of any such class of outstanding stock.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing is for descriptive purposes only and shall in no way limit or restrict the terms of any other clause of this or any other Article of these Articles of Incorporation, or in any manner exclude or limit any powers conferred upon the Board of Directors under the MGCL now or hereafter in force.

SEVENTH: The Directors of the Corporation shall consider all factors they deem relevant in evaluating any proposed offer for the Corporation or any of its stock, any proposed merger or consolidation of the Corporation or subsidiary of the Corporation with or into another entity, any proposal to purchase or otherwise acquire all or substantially all the assets of the Corporation or any subsidiary of the Corporation, and any other business combination (as such term is defined in the MGCL). The Directors shall evaluate whether the proposal is in the best interests of the Corporation and its subsidiaries by considering the best interests of the stockholders and other factors the Directors determine to be relevant. The Directors shall evaluate the consideration being offered to the stockholders in relation to the then current market value of the Corporation and its subsidiaries, the then current market value of the stock of the Corporation or any subsidiary in a freely negotiated transaction, and the Directors’ judgment as to the future value of the stock of the Corporation as an independent entity.

EIGHTH: A Director of the Corporation may be removed during his or her term of office only for cause, which is defined as a final unappealable conviction of a felony, unsound mind, adjudication of bankruptcy, or action that causes material injury to the Corporation. Action to remove a Director may be taken only upon by the affirmative vote of a majority of the entire Board of Directors of the Corporation or by the affirmative vote of a majority of the outstanding voting stock of the Corporation. Stockholders shall not have the right to remove Directors without such cause. Stockholders may only attempt to remove a Director for cause after service of specific charges, adequate notice and full opportunity to refute the charges.

NINTH: No Director or officer of the Corporation shall be liable to the Corporation or to its stockholders for money damages except (i) to the extent that it is proved that such Director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to such Director or officer is entered in a proceeding based on a finding in the proceeding that such Director’s or officer’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the benefits provided to directors and officers under this provision with respect to any act or omission which occurred prior to such amendment.

SECTION II. The provisions set forth in these Articles of Amendment and Restatement are all of the provisions of the Charter of the Corporation in effect upon acceptance of these Articles of Amendment and Restatement (the “Articles”) for record by the State Department of Assessments and Taxation of Maryland, and upon such acceptance these Articles shall constitute the entire Charter of the Corporation and supersede all prior Charter papers.

SECTION III. The foregoing complete Amendment and Restatement of the Charter of the Corporation includes amendments to the Charter duly advised by the Board of Directors and approved by the stockholders of the Corporation in the manner required for a Charter amendment under the Charter and By-laws of the Corporation and the laws of the State of Maryland.

SECTION IV.       (a)       The Board of Directors of the Corporation at a meeting held on December 17, 1997, adopted a resolution in which was set forth the foregoing complete Amendment and Restatement of the Articles of Incorporation, declaring that said Amendment and Restatement were advisable, and directing that they be submitted to the stockholders of the Corporation for their consideration.

(b)       The stockholders of the Corporation approved the complete Amendment and Restatement of the Articles of the Corporation as hereinabove set forth at a meeting of the stockholders held on April 28, 1998.

SECTION V.        (a)       The total number of shares of all classes of stock of the Corporation heretofore authorized, and the number and par value of the shares of each class are as follows:

The total number of shares of stock which the Corporation has authority to issue is fourteen million (14,000,000) shares, consisting of twelve million (12,000,000) shares of common stock, $.01 par value per share, and two million (2,000,000) shares of preferred stock, without par value. The aggregate value of all authorized shares having a par value is one hundred twenty thousand dollars ($120,000).

(b)       The total number of shares of all classes of stock of the Corporation, as increased, and the number and par value of the shares of each class are as follows:

The total number of shares of stock which the Corporation has authority to issue is Twenty-Seven Million (27,000,000) shares, consisting of Twenty-Five Million (25,000,000) shares of common stock, $.01 par value per share, and Two Million (2,000,000) shares of preferred stock, without par value. The aggregate value of all authorized shares having a par value is Two Hundred Fifty Thousand Dollars ($250,000).

(c)       The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of each class of authorized capital stock, as increased, are as set forth in Section 1, Article FOURTH of these Articles of Amendment and Restatement.

IN WITNESS WHEREOF, First United Corporation has caused these Articles of Amendment and Restatement to be signed and acknowledged in its name and on its behalf by its Chairman of the Board and witnessed and attested by its Secretary on this 29th day of April, 1998, and they acknowledged the same to be the act of said Corporation, and that to the best of their knowledge, information and belief, all matters and facts stated herein are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:	FIRST UNITED CORPORATION

/s/ Robert W. Kurtz	By:	/s/ William B. Grant	(SEAL)
Robert W. Kurtz, Secretary		William B. Grant
Chairman of the Board

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